Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:  Form S-8 No. 333-101183 pertaining to the Textron Savings Plan, Form S-8 No. 333-101180 pertaining to the 1999 Long-Term Incentive Plan, Form S-8 No. 333-105100 related to the 1999 Long-Term Incentive Plan, Form S-8 No. 333-78145 pertaining to the 1999 Long-Term Incentive Plan, Form S-8 No. 333-124723 pertaining to the 1999 Long-Term Incentive Plan, Form S-8 No. 333-50931 pertaining to the Textron Canada Savings Plan, Form S-8 No. 33-57025 pertaining to the 1994 Long-Term Incentive Plan, Form S-3 No. 333-113313 pertaining to the $2 Billion Shelf Registration, Form S-8 No. 333-144977 pertaining to the 2007 Long-Term Incentive Plan, and Form S-3 No. 333-152562 pertaining to the automatic shelf registration of common stock, preferred stock, senior debt securities and subordinated debt securities of Textron Inc. of our reports dated February 25, 2009, with respect to the Consolidated Financial Statements and schedule of Textron Inc. and the effectiveness of internal control over financial reporting of Textron Inc., included in the Annual Report (Form 10-K) for the year ended January 3, 2009.

/s/ Ernst & Young LLP
Boston, Massachusetts February 25, 2009